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                                                                   Exhibit 99.13
                                                                         VP

                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                                 SIGHTPATH, INC.
                           1998 STOCK AND OPTION PLAN


OPTIONEE: (First_Name)(Last_Name),

     STOCK OPTION ASSUMPTION AGREEMENT effective as of the 16th day of May, 2000 by Cisco Systems, Inc., a California corporation ("Cisco").

     WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of SightPath, Inc., a Delaware corporation ("SightPath"), which were granted to Optionee pursuant to the SightPath (formerly Clearview Technologies, Inc.) 1998 Stock and Option Plan (the "Plan") and are each evidenced by a Stock Option Agreement (the "Option Agreement") with any shares purchased under such options to be subject to the terms and conditions therein.

     WHEREAS, SightPath has been acquired by Cisco through the merger of SightPath with and into Cisco (the "Merger") pursuant to the Agreement and Plan of Merger and Reorganization, by and between Cisco and SightPath (the "Merger Agreement").

     WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of SightPath under each outstanding option under the Plan at the consummation of the Merger, and to issue to the holder of each such outstanding option an agreement evidencing the assumption of such option.

     WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.7933703 shares of Cisco common stock, par value $0.001 ("Cisco Stock"), for each outstanding share of SightPath common stock ("SightPath Stock").

     WHEREAS, the purpose of this Agreement is to evidence the assumption by Cisco of the outstanding options held by Optionee at the time of the consummation of the Merger (the "Effective Time") and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by Cisco.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. The number of shares of SightPath Stock subject to the options held by Optionee immediately prior to the Effective Time (the "SightPath Options") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of SightPath under each of the SightPath Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each SightPath Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each SightPath Option hereby assumed shall be as specified for that option below, and the adjusted exercise

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price payable per share of Cisco Stock under the assumed SightPath Option shall also be as indicated for that option below.

---------------------------------------------------------- ----------------------------------------------------
                 SIGHTPATH STOCK OPTIONS                                  CISCO ASSUMED OPTIONS
---------------------------------------------------------- ----------------------------------------------------

----------------------------- ---------------------------- --------------------------- ------------------------
  # of Shares of SightPath          Exercise Price            # of Shares of Cisco        Adjusted Exercise
        Common Stock                   per Share                  Common Stock             Price per Share
----------------------------- ---------------------------- --------------------------- ------------------------
      SightPath Shares             $SightPath Price               Cisco Shares               $Cisco Price
----------------------------- ---------------------------- --------------------------- ------------------------

     2. The intent of the foregoing adjustments to each assumed SightPath Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be substantially the same as (and in no event greater than) than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the SightPath Stock subject to the SightPath Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the SightPath Option immediately prior to the Merger.

     3. The following provisions shall govern each SightPath Option hereby assumed by Cisco:

          (a) Unless the context otherwise requires, all references in the Option Agreements and the Plan shall be adjusted as follows; (i) all references to the "Company" shall mean Cisco, (ii) all references to "Plan" shall mean the SightPath, Inc. 1998 Stock and Option Plan assumed pursuant to the Merger Agreement and this Assumption Agreement, (iii) all references to "Stock" or "Common Stock" shall mean the common stock of Cisco, par value $0.001, (iv) all references to "Board" or "Board of Directors" shall mean the Board of Directors of Cisco, and (v) all references to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

          (b) The grant date and the expiration date of each assumed SightPath Option and all other provisions which govern either the exercise or the termination of the assumed SightPath Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Plan and the Option Agreement shall accordingly govern and control Optionee's rights to purchase Cisco Stock under the assumed SightPath Option.

          (c) Pursuant to the terms of the Option Agreement and the Plan, none of the assumed SightPath Options shall vest or become exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each

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     SightPath Option assumed by Cisco shall continue to vest and become exercisable for any unvested shares of Cisco Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

          (d) Any unvested shares of Cisco Stock acquired upon the exercise of the assumed SightPath Options shall remain subject to a right of repurchase, exercisable by Cisco as the successor of SightPath at the adjusted exercise price paid per share, upon Optionee's termination of service with Cisco. The terms and provisions governing the exercise of such repurchase right shall be as set forth in the Option Agreements applicable to the assumed SightPath Option under which those unvested shares are acquired.

          (e) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee's status as an employee of SightPath, Optionee shall be deemed to continue in such status as an employee for so long as Optionee renders services as an employee to Cisco or any present or future majority-owned Cisco subsidiary. Accordingly, the provisions of the Option Agreements governing the termination of the assumed SightPath Options or the exercise of Cisco's repurchase rights with respect to any unvested Cisco Stock purchased under such options and unvested at the time of Optionee's cessation of service as an employee of SightPath shall hereafter be applied on the basis of Optionee's cessation of employee status with Cisco and its majority-owned subsidiaries. Each assumed SightPath Option shall accordingly terminate, within the designated time period in effect under the Option Agreements for that option following such cessation of service as an employee of Cisco and its majority-owned subsidiaries.

          (f) The adjusted exercise price payable for the Cisco Stock subject to each assumed SightPath Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as SightPath Stock prior to the Merger shall be taken into account.

          (g) In order to exercise each assumed SightPath Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

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                           Cisco Systems, Inc.
                           170 West Tasman Drive
                           MS 11-3
                           San Jose, CA 95134
                           Attention:  Stock Administration

     4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


     IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 16th day of May, 2000.


                                       CISCO SYSTEMS, INC.

                                       By: /s/ LARRY R. CARTER
                                           ---------------------
                                           Larry R. Carter
                                           Corporate Secretary




                                 ACKNOWLEDGMENT


     The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her SightPath Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.

                                       -----------------------------------
                                       (First_Name)(Last_Name), OPTIONEE



DATED:  ________________, 2000